POMEROY IT SOLUTIONS, INC. ANNOUNCES APPOINTMENT OF NEW CFO

Hebron, KY; November 28, 2005; Pomeroy IT Solutions, Inc. (NASDAQ: PMRY), today announced the appointment of Kevin Gregory as the Company's new Chief Financial Officer, effective January 3, 2006. On Friday November 25, 2005, Pomeroy reported the resignation of Michael E. Rohrkemper, a Director and the Chief Financial Officer, Treasurer and Secretary of Pomeroy, effective November 18, 2005. Mr. Rohrkemper has agreed to continue as a consultant for a period of ninety days to assist with the transition.

"We are delighted to welcome Kevin Gregory to Pomeroy as a key addition to the Company's executive management team" said Stephen E. Pomeroy, CEO of the Company. Mr. Pomeroy added "over the past several months the Company has undertaken a thorough search for a replacement and we are very excited to have successfully recruited Mr. Gregory as he possesses strong experience in all aspects of the CFO role."

Prior to accepting the position at Pomeroy, Mr. Gregory was Senior Vice President and Chief Financial Officer for ProQuest Company, a New York Stock Exchange listed publicly-traded company. He joined ProQuest in 1996 and has had extensive experience in finance and accounting, including SEC reporting, operational finance, tax, audit procurement, and investor relations. Prior to that time, he spent eight years in public accounting. Mr. Gregory holds a bachelor's degree in Accounting from University of Notre Dame and is a CPA. He holds both a law degree and a master of law in taxation from the DePaul University College of Law.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, total actual revenue received, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel, the nature and extent of the accounting errors identified, the time required by us to compile information necessary to complete our financial statements, and the time required by our auditors to complete the review of our Form 10-Q.